Exhibit 10.2

RETIREMENT AND CONSULTING AGREEMENT
This Retirement and Consulting Agreement (“Agreement”) is made and entered into by and between Redwire Corporation, a Delaware corporation (the “Company”), and Jonathan E. Baliff (“Executive”) effective as of October 7, 2025 (the “Effective Date”).
RECITALS
WHEREAS, Executive is currently serving as the Chief Financial Officer of the Company;
WHEREAS, Executive has expressed his desire to retire from employment with the Company;
WHEREAS, Executive has provided loyal and valuable service to the Company and the Company recognizes Executive’s significant contribution to the Company and its shareholders;
WHEREAS, the Executive and the Company wish to provide for Executive’s ongoing assistance to the Company as a consultant during the Consulting Period (as defined below).
AGREEMENT
NOW, THEREFORE, in order to provide for an orderly transition and in consideration of the foregoing premises and the mutual promises, terms, provisions and conditions set forth in this Agreement, the parties hereby agree as follows:
1.Retirement. Effective as of November 30, 2025 (the “Retirement Date”), Executive hereby retires from his employment as Chief Financial Officer of the Company and from all other positions with the Company and its subsidiaries (collectively, the “Company Group”). Executive and the Company hereby waive any advance notice period which otherwise may have been required in connection with Executive’s retirement. Between the date hereof and the Retirement Date, Executive shall (x) continue to receive the same compensation and benefits from the Company as in effect on the date of this Agreement, (y) continue as a full time employee of the Company and (z) perform such duties and responsibilities as are directed by the Company’s Chief Executive Officer, the Company’s Board of Directors (the “Board”) or any of their respective designees. Effective as of the Retirement Date, all of Executive’s right to compensation and benefits from the Company and the other members of the Company Group shall cease, except as otherwise explicitly provided in this Agreement or in the Release (as defined below), provided that Executive shall (x) be paid all base salary that is earned through the Retirement Date but unpaid as of the Retirement Date (to be paid in accordance with Company policy and applicable law), (y) be reimbursed for any unreimbursed business expenses incurred by Executive on or prior to the Retirement Date that are reimbursable in accordance with Section 5(a) of the Employment Agreement (as defined below), to be reimbursed in accordance with Section 5(a) of the Employment Agreement and (z) receive any benefits under any tax-qualified defined contribution retirement plan of the Company Group that are vested as of the Retirement Date, to be provided in accordance with the terms of such plan (the items in the foregoing clauses (x) through (z), the “Accrued Rights”).
2.Consulting Services. From December 1, 2025 through December 31, 2026 (the “Consulting Period”), Executive shall provide general advisory services as reasonably requested by the Company’s Chief Executive Officer, including assisting the Company with the transitioning of Executive’s duties and responsibilities (the “Services”). During the Consulting Period, Executive shall provide the Services at such times and in such locations as are reasonably requested by the Company, provided that (i) such services may be provided remotely where possible and (ii) the Company shall take into account where possible Executive’s other obligations. Executive shall not be required to render more than thirty-two (32) hours of Services per month.
3.Compensation. During the portion of the Consulting Period beginning on December 1, 2025 and ending on November 30, 2026, the Company shall pay to Executive a consulting fee of $70,000 per month (“Consulting Fee”), payable as follows: (i) the Consulting Fee for each of December 2025, January 2026 and February 2026 shall be paid within ten (10) days after the end of the applicable month, (ii) the aggregate Consulting Fee for March 2026, April 2026 and May 2026 ($210,000) shall be paid in a lump sum between June 1, 2026 and June 10, 2026 and (iii) the Consulting Fee for each of June 2026, July 2026, August 2026, September 2026, October 2026 and November 2026 shall be paid within ten (10) days after the end of the applicable month. During the portion of the Consulting Period beginning on December 1, 2026 and ending on December 31, 2026, the sole compensation for the Services shall be the potential vesting of Executive’s LTIP Awards (as defined below) set forth on Exhibit A attached hereto, as provided under Section 4. The aggregate Consulting Fee potentially payable to Executive shall be $840,000. Executive’s rights under this Section 3 are subject to the other terms of this Agreement, including Sections 7, 10 and 24.
4.Equity Awards. The awards under the Redwire Corporation 2021 Omnibus Incentive Plan (the “LTIP Awards”) set forth on Exhibit A attached hereto will remain outstanding and continue to vest through December 31, 2026 as if Executive were still employed full time with the Company through such date. Each LTIP Award set forth on Exhibit A attached hereto that does not become vested due to the failure to achieve any performance goal set forth in the applicable LTIP Award shall be automatically and immediately cancelled and forfeited with no compensation or payment due to Executive or any other person or entity. All LTIP Awards set forth on Exhibit B attached hereto shall be automatically forfeited on the Retirement Date with no compensation or payment due to Executive or any other person or entity. Executive’s rights under this Section 4 are subject to the other terms of this Agreement, including Sections 7, 10 and 24.
5.Business Expenses. The Company shall reimburse Executive reasonable and documented out-of-pocket business-related expenses incurred by Executive in the performance of Executive’s Services under this Agreement, provided such expenses are approved by the Company in writing in advance.
6.Benefits. During the portion of the Consulting Period beginning on December 1, 2025 and ending on the COBRA End Date (as defined below), if Executive elects to continue coverage for Executive and Executive’s spouse and eligible dependents, if any, under the Company’s group health plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), then the Company shall reimburse Executive on a monthly basis for the difference between the amount Executive pays to effect and continue such coverage and the employee contribution amount that similarly situated employees of the Company pay for the same or similar coverage under such group health plans (the “COBRA Benefit”). Each payment of the COBRA Benefit shall be paid on or about the Company’s first regularly scheduled pay date in the calendar month immediately following the calendar month in which Executive submits to the Company documentation of the applicable premium payment having been paid by Executive, which documentation shall be submitted by Executive to the Company within thirty (30) days following the date on which the applicable premium payment is paid. For purposes of this Agreement, the “COBRA End Date” means the earliest of: (x) November 30, 2026; (y) the date Executive is no longer eligible to receive COBRA continuation coverage; and (z) the date on which Executive becomes eligible to receive coverage under a group health plan sponsored by another employer (and any such eligibility shall be promptly reported to the Company by Executive); provided, however, that the election of COBRA continuation coverage and the payment of any premiums due with respect to such COBRA continuation coverage shall remain Executive’s sole responsibility, and the Company shall not assume any obligation for payment of any such premiums relating to such COBRA continuation coverage. Notwithstanding the foregoing, if the provision of the benefits described in this paragraph cannot be provided in the manner described above without penalty, tax or other adverse impact on the Company or any other member of the Company Group, then the Company shall provide Executive, through the COBRA End Date, a monthly cash payment equal to the COBRA Benefit (whether or not Executive is then receiving COBRA coverage). Executive’s rights under this Section 6 are subject to the other terms of this Agreement, including Sections 7, 10 and 24.
7.Release. Provided that Executive has executed and returned to the Company the General Release attached hereto as Exhibit C (the “Release”) within twenty-one (21) days after the Retirement Date and Executive does not revoke the Release, then Executive shall remain eligible to receive the full Consulting Fee, the benefits described in Section 4 and the benefits described in Section 6, in each case, in accordance with the terms of this Agreement. If Executive has not executed and returned to the Company the Release within twenty-one (21) days after the Retirement Date or if Executive revokes the Release after its execution, then (x) the Consulting Fee shall be reduced to $1,000 per month, (y) all unvested LTIP Awards held by Executive as of the Retirement Date shall be immediately cancelled and forfeited as of the Retirement Date with no compensation or payment due to Executive or any other person or entity and (z) Executive shall not be entitled to receive any of the benefits described in Section 6.
8.Independent Contractor. Executive understands that Executive’s relationship with the Company during the Consulting Period shall be that of an independent contractor and Executive shall not be considered an employee of the Company (or any other member of the Company Group) for tax purposes or for any other purposes whatsoever (and accordingly, Executive shall not be entitled to participate in any of the Company Group’s health, welfare, retirement, fringe benefit or other employee benefit plans). During the Consulting Period, Executive will not be an agent of the Company Group, and Executive will have no authority, implied or actual, to act on behalf of the Company or any of its affiliates or to enter into any agreement that would bind the Company Group.
9.Taxes. The Company shall withhold federal, state, and local income taxes and payroll taxes on the Consulting Fee and COBRA Benefit in the same manner as if such amounts were severance being paid to a former employee. However, Executive understands that Executive ultimately is responsible to pay all taxes on all amounts paid or payable to Executive under this Agreement, regardless of whether the Company withholds any such taxes.
10.Termination of Consulting Agreement.
(a)If the Company terminates the Consulting Period without Cause (as such term is defined below, and which the Company may do at any time upon written notice to Executive) or the Executive terminates the Consulting Period for Good Reason (as such term is defined below, and which Executive may do in accordance with the definition of Good Reason), in either case, prior to December 31, 2026, then Executive will be entitled to continue receiving the payments and benefits set forth in Sections 3, 4 and 6 of this Agreement in the same manner as if the Consulting Period had continued through December 31, 2026. If the Company terminates the Consulting Period for Cause (which the Company may do at any time upon written notice to Executive) or the Executive terminates the Consulting Period without Good Reason (which Executive may do at any time upon 30 days prior written notice to the Company), in either case, prior to December 31, 2026, then notwithstanding anything contained in this Agreement to the contrary, all payments and benefits under Sections 3, 4 and 6 of this Agreement automatically and immediately shall terminate with no compensation or payment due to Executive or any other person or entity (other than (x) a pro-rata portion of the Consulting Fee for the month in which such termination of the Consulting Period occurs (pro-rated through the date of the termination of the Consulting Period) and (y) any earned but unpaid Consulting Fee and COBRA Benefit, in each case of this clause (y), for any month ended during the Consulting Period prior to the termination of the Consulting Period).
(b)“Cause” shall mean: (i) the willful failure or refusal by Executive to perform his Services hereunder (other than due to disability); (ii) a material breach by Executive of any provision of this Agreement; (iii) Executive’s willful and intentional misconduct that could reasonably be expected to adversely impact the business or reputation of the Company; (iv) Executive’s material breach of Section 9, Section 10 or Section 11 of the Employment Agreement; or (v) Executive’s material violation of any law in the performance of the Services provided, however, that (y) Cause under (i), (ii) or (iv) shall not exist unless such actions or omissions remain uncured thirty (30) days after the Company first provided Executive written notice of the obligation to cure such actions or omissions (to the extent capable of cure) and (z) Cause under (i) shall not exist if the Executive’s failure or refusal results from the Company’s request for Services to be performed that requires or could reasonably be expected to require Executive to commit in connection with the discharge of Executive’s Services to the Company (1) malfeasance, fraud, or dishonesty, or (2) a willful and material violation of Company policies or U.S. laws and regulations (including SEC rules and regulations) or accounting and auditing rules and regulations generally known as U.S. generally accepted accounting principles and U.S. generally accepted auditing standards, or (3) any conduct that could reasonably be expected to result in an indictment or formal charge under the laws of the United States or any political subdivision thereof for a felony or a misdemeanor involving moral turpitude..
(c) “Good Reason” shall mean a material breach by the Company of any of its obligations under this Agreement. Notwithstanding the foregoing, Good Reason shall not exist under this Section 7(c) unless Executive provides written notice to the Company of the existence of such breach within thirty (30) days after the initial occurrence thereof, and the breach specified in such notice remains uncorrected for thirty (30) days following the Company’s receipt of such written notice.
(d)Upon the death of Executive during the Consulting Period, Executive’s estate shall continue to receive the payments and benefits set forth in Sections 3, 4, and 6 of this Agreement as if Executive had continued to perform the Services through December 31, 2026.
11.Confidentiality. Section 9 of the Employment Agreement is incorporated herein by reference mutatis mutandis, and Executive acknowledges and agrees that Executive remains bound by, and will continue to comply with, Section 9 of the Employment Agreement. Executive’s obligation to return property under Section 9(c) of the Employment Agreement must be satisfied within five (5) days after the Retirement Date, provided that Executive may retain such property during the Consulting Period as is reasonably necessary to perform the Services, but must return such property to the Company (and all other Company Group property and Confidential Information then in Executive’s possession or then under Executive’s actual or constructive control) within five (5) days after the end of the Consulting Period or at such earlier time as is requested by the Company.
12.Employment Agreement. Effective as of the Retirement Date, the Employment Agreement between the parties effective June 1, 2022 (the “Employment Agreement”) automatically shall terminate and expire, except that the following provisions in the Employment Agreement (and those provisions necessary to interpret and enforce such provisions) shall survive the Retirement Date and continue to apply in accordance with their respective terms: Section 1(b); Section 7(g); Section 8(a); Sections 9-14; Sections 17-21; Section 23; Section 24; and Sections 26-29 (the foregoing surviving sections of the Employment Agreement are referred to as the “Surviving Provisions”).
13.Indemnification. If Executive is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, relating to the Services (other than, in each case, any action, suit or proceeding initiated by Executive or any member of the Company Group or any of its affiliates or any of their respective directors, officers, managers, members, partners or executives related to any contest or dispute between Executive and any member of the Company Group or any of its affiliates or any of their respective directors, officers, managers, members, partners or executives with respect to this Agreement, the Services or any termination thereof), Executive shall be indemnified and held harmless by the Company to the fullest extent authorized by the Company’s organizational and governing documents and by applicable laws against all liabilities and losses (including reasonable attorneys’ fees, judgments, fines or penalties) incurred or suffered by Executive in connection therewith; provided, however, that if Executive is seeking indemnification in connection with a proceeding (or part thereof) initiated by Executive, the Company shall indemnify Executive with respect to such proceeding (or part thereof) only if such proceeding (or part thereof) was authorized by the Board.
14.Legal Fees. The Company shall reimburse Executive for the reasonable attorneys’ fees he incurred in connection with the negotiation and drafting of the terms of this Agreement, subject to a cap of $25,000, within seven (7) days of his attorneys submitting an invoice for such fees (with such invoice to be submitted within thirty (30) days after the date of this Agreement).
15.Title and Headings; Construction. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. Any and all Exhibits or Attachments referred to in this Agreement are, by such reference, incorporated herein and made a part hereof for all purposes. Unless the context requires otherwise, all references to laws, regulations, contracts, documents, agreements and instruments refer to such laws, regulations, contracts, documents, agreements and instruments as they may be amended, restated or otherwise modified from time to time, and references to particular provisions of laws or regulations include a reference to the corresponding provisions of any succeeding law or regulation. All references to “dollars” or “$” in this Agreement refer to United States dollars. The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Agreement, and not to any particular provision hereof. Unless the context requires otherwise, the word “or” is not exclusive. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely. All references to “including” shall be construed as meaning “including without limitation.” Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise, on the basis that such party drafted any portion of this Agreement. On the contrary, this Agreement has been reviewed by each of the parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties hereto.
16.Applicable Law; Submission to Jurisdiction; WAIVER OF JURY TRIAL. This Agreement shall in all respects be construed according to the laws of the State of Florida without regard to any conflict of laws principles that would result in the application of the laws of another jurisdiction. With respect to any claim or dispute related to or arising under this Agreement, the parties hereby consent to the arbitration (AND WAIVER OF JURY TRIAL) provisions in Section 12 of the Employment Agreement (which are incorporated into this Agreement mutatis mutandis) and recognize and agree that should any resort to a court be necessary and permitted under this Agreement, then they consent to the exclusive jurisdiction, forum and venue of the state and federal courts (as applicable) located in Jacksonville, Florida (and the courts of appeals thereof).
17.Entire Agreement and Amendment. This Agreement contains the entire agreement of the parties with respect to the matters covered herein and supersedes all prior and contemporaneous agreements and understandings, oral or written, between the parties hereto concerning the subject matter hereof. This Agreement may be amended only by a written instrument executed by both parties hereto.
18.Waiver of Breach. Any waiver of this Agreement must be executed by the party to be bound by such waiver. No waiver by either party hereto of a breach of any provision of this Agreement by the other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party or any similar or dissimilar provision or condition at the same or any subsequent time. The failure of either party hereto to take any action by reason of any breach will not deprive such party of the right to take action at any time.
19.Assignment. This Agreement is personal to Executive, and neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise transferred by Executive. The Company may assign this Agreement without Executive’s consent to any member of the Company Group and to any successor to or acquirer of (whether by merger, purchase or otherwise) all or substantially all of the equity, assets or businesses of the Company.
20.Notices. All notices provided for in this Agreement shall be in writing, and shall be provided and shall be deemed to have been duly received, in each case, in accordance with Section 21 of the Employment Agreement.
21.Counterparts. This Agreement may be executed in any number of counterparts, including by electronic mail or facsimile, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a copy hereof containing multiple signature pages, each signed by one party, but together signed by both parties hereto. Electronic copies shall have the same force and effect as the originals.
22.Section 409A.
(a)Interpretation. Each payment under this Agreement is intended to be (1) exempt from Section 409A of the Code, the regulations thereunder and other binding guidance promulgated thereunder (“Section 409A”), including, but not limited to, by compliance with the short-term deferral exemption as specified in Treas. Reg. § 1.409A-1(b)(4), or (2) compliant with Section 409A, and the provisions of this Agreement will be interpreted and construed accordingly.
(b)Separation from Service. Executive shall be considered to have incurred a “separation from service” with the Company and its affiliates within the meaning of Treas. Reg. § 1.409A-1(h)(1)(ii) as of the Retirement Date. As of the Retirement Date, the parties anticipate that the level of Executive’s services to the Company and its affiliates will permanently decrease and will not exceed twenty percent (20%) of the average level of bona fide services performed by Executive during Executive’s employment with the Company during the thirty-six (36)-month period immediately preceding the Retirement Date. Furthermore, on and after the Retirement Date, Executive shall have no policy-making duties or authorities for or on behalf of the Company and its affiliates. For purposes of this Section 22, “affiliate” means any entity treated as a single employer with the Company under Treas. Reg. § 1.409A-1(h).

(c)Specified Employee. Notwithstanding any other provision in this Agreement to the contrary, if on the date of Executive’s “separation from service” within the meaning of Section 409A, Executive is a “specified employee” (as defined in Section 409A), then to the extent required by Section 409A, payments and benefits payable under this Agreement that are deferred compensation subject to (and not otherwise exempt from) Section 409A that would otherwise be paid or provided during the six (6)-month period commencing on the date of Executive’s “separation from service” within the meaning of Section 409A, shall be deferred until the first business day after the date that is six (6) months following Executive’s “separation from service” within the meaning of Section 409A (provided that if Executive dies prior to the six (6) month anniversary of Executive’s “separation from service” within the meaning of Section 409A, then any payments and benefits that were so delayed prior to such death shall be paid to Executive’s estate within ten (10) days after the date of such death, with all remaining payments and benefits to be paid and provided according to their regular schedule). For purposes of this Section 22(c), “separation from service” refers to Executive’s “separation from service” with the Company.
(d)Reimbursements. All expenses eligible for reimbursement under any plan, policy or agreement with Executive shall be paid to Executive promptly, but in any event by no later than December 31st of the calendar year following the calendar year in which such expenses were incurred. Furthermore, the expenses incurred by Executive in any calendar year that are eligible for reimbursement shall not affect the expenses incurred by Executive in any other calendar year that are eligible for reimbursement, and Executive’s right to receive any reimbursement shall not be subject to liquidation or exchange for any other benefit.
(e)Separate Payments, etc. For purposes of Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement that is considered nonqualified deferred compensation under Section 409A.
23.Severability. If an arbitrator or court of competent jurisdiction determines that any provision of this Agreement (or portion thereof) is invalid or unenforceable, then the invalidity or unenforceability of that provision (or portion thereof) shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect. It is the intention of the parties that any such invalid or unenforceable provision be reformed and enforced to the fullest extent permitted by law.
24.Certain Events. Notwithstanding any provision of this Agreement to the contrary, in the event that, after the Company’s execution of this Agreement, (i) Executive materially breaches the terms of Sections 9, 10 or 11 of the Employment Agreement or (ii) the Company acquires evidence that Executive’s employment with the Company could have been terminated for “cause” under the terms of the Employment Agreement had the Company been aware of such condition on or prior to the Retirement Date, then the Company shall have the right to cease the payment and provision of the payments and benefits set forth in Section 3, 4 and 6 of this Agreement upon thirty (30) days’ written notice to Executive, and Executive shall promptly return to the Company the pre-tax value of all payments and benefits provided to Executive under Sections 3, 4 and 6 of this Agreement prior to the date that the Company determines that such material breach occurred or “cause” existed. The Company represents that it is not aware of any evidence that Executive’s employment with the Company could have been terminated for “cause” under the terms of the Employment Agreement.
[Signature Page Follows]

    IN WITNESS WHEREOF, Executive and the Company each have caused this Agreement to be executed and effective as of the Effective Date.

EXECUTIVE

/s/ Jonathan E. Baliff
Jonathan E. Baliff

REDWIRE CORPORATION

By:        /s/ Aaron Futch
Name:    Aaron Futch
Title:    Executive Vice President,
        General Counsel & Secretary

EXHIBIT A

LTIP Awards Eligible for Continued Vesting

Vesting Date	Number of Shares	Note
December 31, 2025	90,000	Subject to increase or decrease based on performance against target, as set forth in award letter
July 3, 2026	30,000
July 11, 2026	39,843
July 14, 2026	14,423
December 31, 2026	119,531	Subject to increase or decrease based on performance against target, as set forth in award letter

Exhibit A

EXHIBIT B

Forfeited LTIP Awards

Vesting Date	Number of Shares
July 11, 2027	39,844
July 14, 2027	14,423
December 31, 2027	43,269
July 14, 2028	14,423

EXHIBIT C

General Release

(see attached)
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